Lease Agreement

This Lease Agreement (the "Agreement") is made and entered on May 11, 2016 (the "Effective Date") by and between Penko Blagoev (the "Landlord") and Kaskad Corp. (the "Tenant").

Subject to the terms and conditions stated below the parties agree as follows:

1.      Property. Landlord, in consideration of the lease payments provided in this Agreement, leases to Tenant an office, described below, located at Yakubitsa 7, Sofia, Bulgaria 1164 (the "Property"). No other portion of the building wherein the Property is located is included unless expressly provided for in this Agreement.

2.      Term. This Agreement will begin on June 01, 2016 (the "Start Date") and will terminate on June 01, 2017 (the "Termination Date").

Tenant will vacate the Property upon termination of the Agreement, unless: (i) Landlord and Tenant have extended this Agreement in writing or signed a new agreement; (ii) mandated by local rent control law; or (iii) Landlord accepts Rent from Tenant (other than past due Rent), in which case a month-to-month tenancy will be created which either party may terminate by Tenant giving Landlord written notice of at least 30 days prior to the desired termination date, or by Landlord giving Tenant written notice as provided by law. Rent will be at a rate agreed to by Landlord and Tenant. All other terms and conditions of this Agreement will remain in full force and effect.

3.      Rent. Tenant will pay to Landlord during the initial term rent in the amount of $2,580.00 per year, payable in installments of $215.00 per month (the "Rent"). There will be no rent increases through the initial term of the lease. Landlord may increase the rent that will be paid during any month-to-month renewal period by providing at least 30 days written notice to Tenant.

4.      Possession. Tenant will be entitled to possession of the Property on the first day of the term of this Agreement, and will yield possession to Landlord on the last day of the term of this Agreement, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant will remove its goods and effects and peaceably yield up the Property to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

5.      Use of Property/Absences. Tenant will occupy and use the Property as a full-time residential dwelling unit. Tenant will notify Landlord of any anticipated extended absence from the Property not later than the first day of the extended absence. Notwithstanding the foregoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device.

6.      Keys and Locks. Tenant will be given a set number of keys for the Property. If all keys are not returned to Landlord following termination of the Agreement, Tenant will be charged a monetary fee to replace the keys. If the Landlord collected a security deposit at the time of signing this Agreement, then such amount will be subtracted from the Security Deposit. Tenant is not permitted to change any lock or place additional locking devices on any door or window of the Property without Landlord's approval prior to installation. If allowed, Tenant must provide Landlord with keys to any changed lock immediately upon installation.

7.      Maintenance and Repairs. Landlord will have the responsibility to maintain the Property in good repair at all times and perform all repairs necessary to satisfy any implied warranty of habitability. Except in an emergency, all maintenance and repair requests must be made in writing and delivered to Landlord or property manager. A repair request will be deemed permission for the Landlord or property manager to enter the Property to perform such maintenance or repairs in accordance with this Agreement unless otherwise specifically requested, in writing, by Tenant. Tenant may not place any unreasonable restrictions upon Landlord or property manager's access or entry. Landlord will have expectation that the Property is in a safe and habitable condition upon entry.

8.      Utilities and Services. Tenant shall pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord.

9.      Holding Over. Should the Tenant hold over the term hereby created with consent of the Landlord, the term of this lease will become a month-to-month tenancy and be deemed to be and be extended at the rental rate herein provided, and otherwise upon the terms and conditions in this Agreement, until either party hereto serves upon the other thirty (30) days written notice of termination, reflecting the effective date of cancellation.

10. Condition of Property. Tenant stipulates, represents and warrants that Tenant has examined the Property, and that they are at the time of this Agreement in good order, repair, and in a safe, clean and tenantable condition.

11. Alterations and Improvements. Tenant, at Tenant's expense, shall have the right following Landlord's consent to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials.  Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises.

12. Hazardous Materials. Tenant will not keep on the Property any item of a dangerous, flammable or explosive character that might unreasonably increase the danger of fire or explosion on the Property or that might be considered hazardous or extra hazardous by any responsible insurance company.

13. Landlord Access to Property. Landlord and Landlord's agents will have the right at all reasonable times during the term of this Agreement and any renewal thereof to enter the Property for the purpose of inspecting the Property and all buildings and improvements thereon.

14. Time of Essence. Time is of the essence with respect to the execution of this Lease Agreement.

15. Entire Agreement. This document constitutes the entire Agreement between the Tenant and Landlord. This Agreement cannot be modified except in writing and must be signed by all parties. Neither Landlord nor Tenant have made any promises or representations, other than those set forth in this Agreement and those implied by law. The failure of Tenant or its guests or invitees to comply with any term of this Agreement is grounds for termination of the tenancy, with appropriate notice to Tenants.

16. Application. Tenant represents and warrants that all statements in Tenant's rental application are accurate. Any misrepresentations will be considered a material breach of this Agreement and may subject Tenant to eviction. Tenant authorizes Landlord and any broker to obtain Tenant's credit report periodically during the tenancy in connection with the modification or enforcement of this Lease. Landlord reserves the right to terminate this Agreement (i) before occupancy begins, (ii) upon disapproval of the credit report(s), or (iii) at any time, upon discovering that information in Tenant's application is false.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Agreement in the manner prescribed by law as of the Effective Date.

Landlord:

By: /s/ Penko Blagoev                                                                                                  Date: May 11, 2016

Tenant:

By: /s/ Piotr Sibov                                                                                                         Date: May 11, 2016

Kaskad Corp.